                                                                    EXHIBIT 12-1

                      RATIO OF EARNINGS TO FIXED CHARGES


                                                                                    Actual
                                              ----------------------------------------------------------------------------------
                                                 Six months ended
                                                     June 30,                             Year ended December 31,
                                              ------------------------    ------------------------------------------------------
                                                2001           2000          2000        1999        1998       1997      1996
                                              ---------     ----------    ----------   ---------   --------   --------  --------
Income from continuing operations
before income taxes and accounting
change:                                       $     352     $      516    $      975   $     747   $    309   $    512  $    478
                                              ---------     ----------    ----------   ---------   --------   --------  --------
Plus Fixed Charges:
   Interest on all Indebtedness.                    161             92           175         224        232        257       270

   Amortization of debt expense:                     16              6            13          13         14         15        24

   Portion of rental expenses on
   operating leases deemed to be
   representative of the interest
   factor:                                           26             21            41          32         32         33        25

   Preferred stock dividend
   requirements of consolidated
   subsidiaries:*                                    10              -             -           -          -          -         -
                                              ---------     ----------    ----------   ---------   --------   --------  --------
Total Fixed Charges:                                213            119           229         269        278        305       319
                                              ---------     ----------    ----------   ---------   --------   --------  --------
Less Preferred stock dividend:                      (10)             -             -           -          -          -         -
Earnings:                                     $     555     $      635    $    1,204   $   1,016   $    587   $    817  $    797
                                              ---------     ----------    ----------   ---------   --------   --------  --------
   Fixed Charges Ratio:                            2.61           5.34          5.26        3.78       2.11       2.68      2.50
                                              ---------     ----------    ----------   ---------   --------   --------  --------


__________________________

* Required preferred stock dividend divided by 1 minus the effective income tax rate applicable to continuing operations of 38%. See instructions to
     Item 503(d) of Regulation S-K.


     The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this registration statement.